UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2011

SUSSEX BANCORP
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	0-29030 (Commission File Number)	22-3475473 (I.R.S. Employer Identification No.)

200 Munsonhurst Road
Franklin, New Jersey 07416
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (973) 827-2914

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2011, the Board of Directors (the “Board”) of Sussex Bancorp (the “Company”) increased the size of the Board from ten persons to eleven persons and elected Robert McNerney as a member of the Board, effective October 19, 2011.  Mr. McNerney will hold office as a Director on the Board until the Company’s 2013 annual meeting of shareholders or until his successor is elected and qualified.

Mr. McNerney has been active in the appraisal of real property and related real estate activities since 1977. Mr. McNerney’s appraisal experience covers commercial, industrial, residential and special purpose properties with emphasis on ad valorem appraisals as well as fair market valuations. Mr. McNerney currently owns McNerney & Associates, Inc., which provides appraisals and related services for residential, commercial and refinanced real estate transactions.  Mr. McNerney is a licensed real estate broker and appraiser in the states of New Jersey and New York. There is no arrangement or understanding pursuant to which Mr. McNerney was appointed as a director and there are no related party transactions between the Company and Mr. McNerney.

For service as a non-employee director on the Board, Mr. McNerney will receive a pro rata portion of an annual retainer of $6,500.  In addition, Mr. McNerney will receive a per-meeting fee of $500. Mr. McNerney will not be appointed to a standing committee until January 2012.  Upon appointment, if applicable, Mr. McNerney will be eligible to receive a per meeting fee of $1,000 for the Audit Committee, $750 for the Compensation Committee and $300 for the Nominating and Corporate Governance Committee. Mr. McNerney may elect to defer all or a portion of his fees pursuant to the Company’s Director Deferred Compensation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSEX BANCORP

Date: September 13, 2011	By:	/s/ Anthony Labozzetta
Anthony Labozzetta
President and Chief Executive Officer